SUBPARTICIPATION AGREEMENT

THIS AGREEMENT made as of the 14th day of October, 2010, BETWEEN:

Alberta Star Development Corp., a body corporate, having an office at the City of Vancouver, in the Province of British Columbia (hereinafter called the "Company")

OF THE FIRST PART

- and -

Arctic Hunter Uranium Inc., a body corporate, having an office at the City of Vancouver, in the Province of British Columbia (hereinafter called the "Participant")

OF THE SECOND PART

WHEREAS the Company has entered into the Operating Procedure;

WHEREAS the Participant wishes to participate with the Company and earn an interest in the Joint Lands and the parties wish to enter into this Agreement to provide for the participation by the parties hereto in the drilling of the Test Well and the Participant earning interests in the Joint Lands;

NOW THEREFORE in consideration of the premises and of the covenants, terms and conditions hereinafter set forth and contained, the parties hereto do hereby covenant and agree as follows:

1.

INTERPRETATION

(a)

Unless otherwise defined herein, the definitions in the Operating Procedure are adopted.

In addition, in this Agreement:

(i) "Contract Depth" means a depth sufficient to penetrate the Dina formation or 650 meters subsurface, whichever first occurs.

(ii) "Earning Obligations" means those obligations which the Company must perform in drilling, testing, completing and equipping the Test Wells;

(iii) "Farmout and Royalty Procedure" means the form of the 1997 CAPL Farmout & Royalty Procedure;

(iv) "Joint Lands" means the lands set forth and described as such in Schedule "A", attached hereto, and includes all Petroleum and Natural Gas Substances within, upon or under such lands as granted by the Title Documents;

(v) "leases" means those lands set forth and described as "leases" in Schedule "A" hereto;

(vi) "Operating Procedure" means the 1990 CAPL Operating Procedure dated August 5, 2010 between the Company and Western Plains;

(vii) "Overriding Royalty" means the gross convertible overriding royalty paid to the Company by the Participant on the Company's 50% working interest which is available to be earned by the Participant under the terms as more particularly set forth herein to be paid in accordance with Article 5 of the Farmout and Royalty Procedure;

(viii) "Petroleum and Natural Gas Substances" means petroleum, natural gas and every other mineral or substance, or any of them, in which an interest in or the right to explore for is granted by the Title Documents;

(ix) "Test Wells" means the test wells which the Company and Western Plains propose to drill under the Operating Procedure and are located at Lsd C11 and Lsd C14, Twp. 50, Range 25, W3M, to be drilled on or before October 31, 2010 by Western Plains to the Contract Depth;

(x) "Title Documents" means the documents of title set forth and described as such in Schedule "A", attached hereto, by virtue of which the right to drill for, win, take or remove Petroleum and Natural Gas Substances underlying the Joint Lands is granted and includes any extensions or continuations thereof; and

(xi) "Western Plains" means Western Plains Petroleum Ltd., a body corporate, having an office at the City of Lloydminster, in the Province of Alberta.

(b) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

(c) Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate and vice versa where the context or the parties hereto so require.

(d) If any term or condition of this Agreement conflicts with a term or condition of the Farmout Agreement, then such term or conditions of the Farmout Agreement shall prevail and this Agreement shall be deemed to be modified accordingly.

2.

PARTICIPATING INTERESTS

(a) Except as otherwise herein or in the Operating Procedure provided, the parties hereto shall bear all costs, expenses, risks and burdens paid or incurred under this Agreement or the Operating Procedure and shall hold the undividing participation interests of Company under the Operating Procedure in and to the leases and the Joint Lands and Test Wells thereon and information obtained therefrom, the equipment pertaining thereto and the petroleum substances produced therefrom in accordance with the following respective undivided shares or interests:

Company —0% Participant — 100%

(hereinafter called the "participating interests").

(b) Provided the Participant is not in default of its obligations hereunder and has paid all costs set forth in Clause 3(a) herein and Western Plains having drilled to the Contract

Depth, and either capped, completed or abandoned each of the Test Wells in accordance with the provisions of the Operating Agreement, the Participant shall have earned, subject to Clause 7.00 of the Operating Procedure, 100% of the Company's pre-farmout working interest in the Test Wells spacing unit subject to reserving unto the Company a 10 % Overriding Royalty payable by the Participant on all Petroleum and Natural Gas Substances produced therefrom until payout calculated in accordance with Article 5 of the Farmout and Royalty Procedure. After payout the Company shall have the option to either convert to a 25% working interest (being 50% of the Company's pre-farmout 50% working interest) in the Test Wells spacing unit or remain in a gross Overriding Royalty position.

(c)

The convertible Overriding Royalty is payable by the Participant to the Company on

100% of applicable production and is subject to the rights of conversion in Article 6.00 of the Farmout & Royalty Procedure and such other applicable terms and conditions thereunder.

3.

CALL ON FUNDS

(a) The Participant shall advance to the Company, in Canadian funds, a share, which shall be equal to the Participant's participating interests, of all costs incurred in connection with or necessarily incidental to the Earning Obligations which are actually incurred by the Company, which funds (as estimated by the Company) are to be paid by the Participant to the Company within thirty (30) days of the written request for such funds.

(b) Company shall account to the Participant for all actual costs and expenses incurred in connection with or necessarily incidental to the Earning Obligations and any excess of actual costs over the monies advanced or excess of monies advanced over actual costs shall be adjusted between the parties hereto by a further payment by the Participant or a refund by the Company, as the case may be, which further payment or refund shall be made in accordance with the participating interest.

4.

OPERATIONS GENERALLY

The parties hereto covenant and agree that Western Plains shall be the operator under the Operating Procedure, subject to the terms thereof, and the parties further expressly covenant and agree that the Company only shall be recognized by the Western Plains as entitled to deal with the Western Plains on behalf of itself and the Participant in respect of all matters arising out of the Operating Procedure, provided that the Company shall, prior to giving notice to the Western Plains of any decision or election on behalf of the parties hereto, consult with the Participant and shall at all times remain obligated to exercise any discretion or right vested in it under the Operating Procedure only in accordance with and subject to the covenants, conditions and further provisions of this Agreement.

5.

DRILLING OF THE TEST WELL

(a)

The parties hereby agree to participate, to the extent of their participating interests hereunder, in the drilling of the Test Wells and the Participant understands and agrees that the Company has agreed to conduct the drilling of the Test Wells in accordance with the provisions of the Operating Agreement. The Company shall on behalf of itself and the Participant faithfully and diligently carry out and perform all duties and obligations of the Company under the Operating Agreement concerning the Test Wells.

(b)

Notwithstanding anything elsewhere herein contained, if the Participant fails to participate in the drilling of a Test Well, in addition to any other actions or remedies the Company may have against the Participant, the Participant shall forfeit to the Company all of the Participant's right, title, estate and interest in and to the Operating Agreement.

6.

ABANDONMENT, SURRENDER AND INDEPENDENT OPERATIONS

(a)

If one but not both of the parties hereto wishes to abandon any well drilled pursuant to the terms of this Agreement, make a surrender in respect of any of the said lands or if the Western Plains give notice of their intention to surrender such lands or a portion thereof, the provisions of the Operating Procedure relating to abandonment or surrender, as the case may be, shall apply as between the parties hereto, provided that:

(i) the time for giving of notices shall be extended by one-half (1/2) and the time for reply shall be reduced by one-half (1/2), the intention being that the parties hereto shall make their election as between themselves in priority to communicating a decision to the Western Plains;

(ii) in the event of abandonment of a well and that the Company is the abandoning party, the Company shall hold the interests which the Participant has elected to retain in trust for, on behalf of and at the cost of the Participant; and

(iii) if the Company is the party giving the surrender notice and the Participant does not elect to join in such surrender, or in the event the Western Plains have given a surrender notice and the Company elects to join in such surrender, but the Participant does not, the Company shall hold the interest proposed to be surrendered in trust for, on behalf of and at the cost of the Participant.

(b)

If one but not both of the parties hereto wishes to conduct independent operations, re-

working, deepening or plugging- back operations, the provisions of the Operating Procedure relating to independent operations shall apply as between the parties hereto provided that, in the event that Participant desires to conduct independent operations, all such operations shall nevertheless be conducted in the name of Company and all costs, charges and expenses incurred by Company in this connection shall be borne and paid by Participant and any and all benefits accruing to Company as a result thereof shall accrue to and be held by Company entirely for the benefit and account of Participant and Participant shall indemnify and hold harmless Company in respect of all losses, expenses, liabilities or damages incurred by Company arising out of the conducting of such operations in the name of Company.

(c)

Any notice received by a party hereto from the Western Plains under the Operating

Procedure shall be promptly conveyed to the other party hereto.

7.

NOVATION OF PARTICIPANT INTO OPERATING PROCEDURE

Company covenants and agrees that at such time as the Participant has earned an interest in the Joint Lands and the Company has decided to remain in a gross overriding royalty position, the Company shall make every reasonable effort to novate Participant into the Operating Procedure to the extent of its participating interest hereunder and to obtain the acknowledgment and agreement by the Western Plains that Participant is a party to the Operating Procedure and is entitled to all of the rights and benefits of a party thereunder to the extent of its participating interest and in such event Participant shall perform and carry out the duties and obligations of a party thereunder to the extent of its participating interest.

8.

ASSIGNMENT OF PARTICIPATING INTERESTS

The Company, if reasonably possible and if the Participant is not in default under this Agreement, shall assign and convey to Participant the participating interests which it has earned under this Agreement, and if that is not possible, Company shall hold the participating interest in trust for Participant subject to the terms and conditions of this Agreement.

9.

ASSIGNMENT

Subject always to the rights of the Western Plains and the Company under the Operating Procedure, as between the parties hereto, the parties hereto hereby agree that either of them may dispose of their participating interests hereunder or any portion thereof, provided that no such disposition shall be effective to increase or multiply the obligations of the other party hereto under this Agreement or the Operating Procedure and the party making such disposition shall, notwithstanding such disposition, continue to be bound by, and be under the obligation to observe and perform all of the terms and provisions of this Agreement to the same extent and degree as if there had been no assignment until such time as the other party hereto shall have been served with a copy of the assignment and a written and enforceable undertaking executed by the assignee to perform and be bound by all of the terms and provisions of this Agreement to the same extent and degree with respect to that which has been assigned as it would have been if it had been a party to this Agreement in the place and stead of the party hereto making such assignment.

10.

TITLE

The parties understand and agree, notwithstanding anything herein elsewhere contained or implied, that Company in and by these presents, does not convey, purport, promise or agree to convey to Participant any better title in the Joint Lands than that which Company now has. The Company covenants with Participant that it has not made any disposition of or encumbered its right, title or interest in the Joint Lands except to the extent set forth in Schedule "A".

Without restricting the generality of the foregoing, Participant acknowledges and agrees that the interest which it has presently or may hereinafter acquire pursuant to this Agreement is subject to the following:

(i) the leases and the royalties reserved therein;

(ii) the Operating Procedure;

(iii) the gross overriding royalty and rights of conversion reserved to the Company under this Agreement; and

(iv) the encumbrances described in the Schedules thereto.

11. FURTHER ASSURANCES

Each of the parties hereto shall from time to time and at all times do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

12. WAIVER

No waiver by a party of any breach of any of the covenants and provisions in this Agreement, contained, whether negative or positive in form, shall take effect or be binding upon it, unless the same be expressed in writing and any waiver so expressed shall not limit or affect such party's rights with respect to any other or future breach.

13. ENTIRE AGREEMENT

The terms of this Agreement express and constitute the entire agreement between the parties and no implied covenant or liability of any kind is created or shall arise by reason of these presents or anything in this Agreement contained.

14. ACKNOWLEDGEMENT OF FARMOUT AGREEMENT

Participant acknowledges that it has read and understood and has been provided with a copy of the Operating Procedure.

15. MISCELLANEOUS

(a) All terms and provisions of this Agreement shall run with and be binding upon the said lands during the term of this Agreement.

(b) Time is of the essence of this Agreement.

(c) Subject to the terms of this Agreement, this Agreement shall enure to the benefit of and be binding upon the parties hereto, their successors and assigns.

16.

NOTICES

The address for service of the parties hereto shall be as follows:

Participant Arctic Hunter Uranium Inc. 501-675 West Hastings Street Vancouver BC V6B 1N2 Attn: Land Department	Company Alberta Star Development Corp. 506-675 West Hastings St. Vancouver, BC V6B 1N2 Attn: Land Department

Either party may from time to time change its address for service by giving written notice to the other party. Any notice may be served by personal delivery or by mailing the same, postage prepaid, in a properly addressed envelope addressed to the party to whom the notice is to be given at such party's stated address for service, and any such notice so served shall be deemed to be given to and received by the addressee 3 days after the mailing thereof, Saturdays and statutory holidays excepted.

17. INFORMATION

Company shall furnish to Participant promptly as it becomes available the information concerning the drilling and completion of the Test Wells provided for in the Farmout Agreement and Participant shall keep confidential from third parties all information obtained in the course of or as a result of operations on or in respect of the Test Wells, except information which the parties have mutually agreed in writing to release and Participant shall take measures in connection with operations and internal security as shall be advisable in the circumstances.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the day and year first above written.

ALBERTA STAR DEVELOPMENT CORP.

Authorized Signature ARCTIC HUNTER URANIUM INC. Per:

Authorized Signature

Schedule "A"

Schedule "A" attached to and forming part of the Participation Agreement dated October 14, 2010 between Alberta Star Development Corp. and Arctic Hunter Uranium Inc.

Farmout Lands	Title Documents	Working Interests	Encumbrances
Twp. 50 Rge. 25 W3M: section 06 (Lsd Cll; C14) All P&NG surface to base of Manville	SK Crown P&NG Lease No. PN47721	Western Plains 50.0% Alberta Star 50.0%	Crown S/S; 2.0% GOR to Baytex

Endnotes

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